Exhibit 10.2

UNCONDITIONAL GUARANTY

THIS UNCONDITIONAL GUARANTY (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Guaranty”) is executed as of August 14th, 2014, by Calgon Carbon Corporation, a corporation duly organized under the laws of the state of Delaware, with offices at 400 Calgon Carbon Drive, Pittsburgh, PA 15230 USA (“Guarantor”), in favor of Bank of Tokyo-Mitsubishi UFJ (China) Ltd., Shanghai Branch, with offices at 20/F, Azia Center, No. 1233 Lujiazui Ring Road, Pudong New District, Shanghai 200120, PRC (together with its branches, affiliates, offices, successors and assigns, the “Bank”).

R E C I T A L S:

WHEREAS,  Calgon Carbon (Suzhou) Co., Ltd, a foreign enterprise duly established and registered under the laws of PRC (“the Borrower”) may from time to time be indebted to the Bank pursuant to that certain RMB5,000,000 Uncommitted Revolving Loan Facility Letter, dated August 14, 2014 among the  Borrower and the Bank (as such facility may be amended, restated, refinanced, replaced, supplemented, extended or otherwise modified from time to time, the “Facility Letter”, and together with all instruments, agreements, certificates and other documents related thereto or delivered in connection therewith, as amended, restated, refinanced, replaced, supplemented, extended or otherwise modified from time to time, collectively, the “Facility Documents”).  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Facility Letter.

WHEREAS, the Borrower is a wholly-owned subsidiary of the Guarantor.

WHEREAS, the Bank is not willing to make loans or otherwise extend credit or other financial accommodations to the Borrower under the Facility Letter and the Facility Documents unless Guarantor unconditionally guarantees payment of all present and future indebtedness, obligations and liabilities of the Borrower to the Bank under the Facility Letter and the Facility Documents in accordance with the terms herein.

WHEREAS, Guarantor will benefit from the Bank’s loans and extensions of credit and financial accommodations to the Borrower.

NOW, THEREFORE, as a material inducement to the Bank to enter into or accept the Facility Letter and the Facility Documents and to make, offer, continue or extend, as applicable, loans, credit and other financial accommodations to, or for the account of, Borrower thereunder from time to time, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby agrees as follows:

1.           Guaranty.  Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Bank, as a primary obligor, jointly and severally with the Borrower, the prompt and punctual payment when due (whether at stated maturity, upon acceleration or otherwise, and at all times thereafter) of any and all existing and future indebtedness, obligations and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary, of  the Borrower to the Bank arising, existing or from time outstanding under the Facility Letter any  Facility Document (together with and including all principal, interest (whether accruing before or during the pendency of any insolvency-related action), costs, attorneys’ fees, breakage costs, indemnities, reimbursements and other amounts and expenses incurred by or owing to the Bank in connection therewith, collectively, the “Guaranteed Obligations”).  This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral or other credit support therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of Guarantor under this Guaranty.

Unconditional Guaranty

Exhibit 10.2

2.           Agreement to Pay; No Setoff or Deductions; Taxes. In furtherance of the foregoing provisions of the Guaranty and not in limitation of any other right that the Bank has at law or in equity against Guarantor by virtue hereof, upon the failure of the Borrower to pay or perform any Guaranteed Obligation when and as the same shall become due whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, Guarantor hereby promises to and will forthwith pay in cash or perform, or cause to be paid in cash or performed, to the Bank such unpaid or unperformed Guaranteed Obligations upon demand. All payments under this Guaranty shall be made to the Bank by wire transfer prior to 12:00 noon (Shanghai time) on the day when due in Renminbi, the currency due under the Facility Letter (the “Payment Currency”) for the credit of the Bank, SWIFT ID: BOTKCNSH, A/C#: 404029 (in case of in Renminbi) or 37061026 (in case of in U.S. Dollar), attention: Bank of Tokyo-Mitsubishi UFJ (China), Ltd. Shanghai Branch, Reference: Loan Repayment by Calgon, in immediately available funds. All payments by Guarantor hereunder shall be paid in full, without setoff, counterclaim, deduction or withholding of any nature whatsoever, including, without limitation, for any and all present and future taxes. If Guarantor makes a payment under this Guaranty to which withholding tax applies, or any taxes (other than taxes on net income directly attributable to the Bank) are at any time imposed on any payments under or in respect of this Guaranty including, but not limited to, payments made pursuant to this Paragraph 2, Guarantor shall pay all such taxes to the relevant authority in accordance with applicable law such that the Bank shall receive the sum it would have received had no such deduction or withholding been made and shall also pay to the Bank, on demand, all additional amounts which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed.  Guarantor shall promptly provide the Bank with an original receipt or certified copy issued by the relevant authority evidencing the payment of any such amount required to be deducted or withheld.

3.           No Termination.  This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing or incurred and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid and performed in full and the Facility Letter and Facility Documents, together any commitments of the Bank issued thereunder, are terminated.

4.           Waiver of Notices.  Guarantor waives notice of the acceptance of this Guaranty and of the extension or continuation of the Guaranteed Obligations or any part thereof. Guarantor further waives presentment, protest, notice, dishonor or default, demand for payment and any other notices to which Guarantor might otherwise be entitled.

5.           Waiver of Suretyship Defenses.  Guarantor agrees that the Bank may, at any time and from time to time, and without notice to Guarantor, make any agreement with the Borrower or with any other person or entity liable on any of the Guaranteed Obligations or providing credit support, or collateral as security for the Guaranteed Obligations, for the extension, renewal, payment, compromise, discharge or release of the Guaranteed Obligations or any credit support or any collateral (in whole or in part), or for any modification or amendment of the terms thereof or of any instrument or agreement evidencing the Guaranteed Obligations or the provision of credit support or collateral, all without in any way impairing, releasing, discharging or otherwise affecting the obligations of Guarantor under this Guaranty.  Guarantor waives any and all defenses arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever of the liability of  Borrower, or any claim that Guarantor’s obligations exceed or are more burdensome than those of the Borrower or any other circumstance which might constitute a defense to the Borrower, the Guarantor or any other obligor, and waives the benefit of any statute of limitations affecting the liability of Guarantor hereunder.  Guarantor waives any right to assert any defense of which the Borrower could otherwise avail itself and waives any benefit of and any right to participate in any security now or hereafter held by the Bank.  Further, Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of Guarantor.

Unconditional Guaranty

Exhibit 10.2

6.           Representations and Warranties.  Guarantor represents and warrants that (i) it is duly organized and in good standing under the laws of the jurisdiction of its organization and has full capacity and right to make and perform this Guaranty, and all necessary authority has been obtained;1 (ii) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (iii) the making and performance of this Guaranty does not and will not violate the provisions of any applicable law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent (that has not been obtained) under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected; (iv) all consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under applicable law and regulations for the making and performance of this Guaranty have been obtained or made and are in full force and effect; (v) by virtue of its relationship with the Borrower, the execution, delivery and performance of this Guaranty is for the direct benefit of Guarantor and it has received adequate consideration for this Guaranty; and (vi) the financial information, if any, that has been delivered to the Bank by or on behalf of Guarantor, is complete and correct in all material respects and accurately presents the financial condition and the operational results of Guarantor and since the date of the most recent financial statements delivered to the Bank, there has been no material adverse change in the financial condition or operational results of Guarantor.

7.           Financial Covenants.  Guarantor covenants and agrees with the Bank that, until payment in full of the Guaranteed Obligations and so long as this Guaranty is in effect:

   (a)       Maximum Leverage Ratio.  The Guarantor shall not at any time permit the Leverage Ratio to exceed 3.25 to 1.0, calculated as of the end of each fiscal quarter thereafter, in each case for the four(4) fiscal quarters then ended.

   (b)       Minimum Interest Coverage Ratio. Guarantor will not permit the Interest Coverage Ratio, calculated as of the last day of each fiscal quarter for the four (4) fiscal quarters then ended, to be less than 2.50 to 1.0.

For purposes of this Section 7, capitalized terms used but not defined herein shall have the following meanings respectively given to such terms in the certain Credit Agreement by and among the Guarantor, the other borrowers party thereto, the guarantors party thereto, the lenders party thereto, and PNC Bank, National Association as Administrative Agent dated November 6, 2013 (the “ Guarantor’s Syndicated Facility Agreement”), except that the terms “Borrower” or “Parent” in the Guarantor’s Syndicated Facility Agreement shall refer to the Guarantor hereunder, as applicable; provided that if such agreement or any replacement thereof shall no longer be in effect or if Bank or any of its affiliates shall no longer be a party thereto, the latest version of such agreement or replacement thereof to exist prior to the occurrence of the earlier of such events shall be treated as still being in effect for purpose of this clause. ”

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1 Guarantor must deliver current and updated evidence of company authorization and incumbency of officers.

Unconditional Guaranty

Exhibit 10.2

8.          Subordination.  Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of Borrower to Guarantor as subrogee of the Bank or resulting from Guarantor’s performance under this Guaranty, to the indefeasible payment in full of all Guaranteed Obligations. If the Bank so requests, any such obligation or indebtedness of Borrower to Guarantor shall be enforced and performance received by Guarantor as trustee for the Bank and the proceeds thereof shall be paid over to the Bank on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of Guarantor under this Guaranty.

9.           Subrogation, Etc.  Guarantor shall exercise no right of subrogation, contribution, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty are indefeasibly paid and performed in full and the Facility Letter and the Facility Documents, together with any commitments of the Bank thereunder are terminated.  If any amounts are paid to Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Bank and shall forthwith be paid to the Bank to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

10.        Exhaustion of Other Remedies Not Required.  The obligations of Guarantor hereunder are those of a primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations.  This is a guaranty of payment and not of collection.  Guarantor waives diligence by the Bank and action on delinquency in respect of the Guaranteed Obligations or any part thereof, including, without limitation any provisions of law requiring the Bank to exhaust any right or remedy or to take any action against Borrower, any other guarantor or any other person, entity or property before enforcing this Guaranty against Guarantor.

11.        Information.  Guarantor agrees to furnish promptly to the Bank any and all financial or other information regarding Guarantor as the Bank may request from time to time.  Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from Borrower such information concerning the financial condition, business and operations of a Borrower as Guarantor requires, and that the Bank has no duty, and Guarantor is not relying on the Bank at any time, to disclose to Guarantor any information relating to the financial condition, business or operations of Borrower.

12.        Reinstatement.  Notwithstanding anything in this Guaranty to the contrary, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any portion of the Guaranteed Obligations is revoked, terminated, rescinded or reduced or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or entity or otherwise, as if such payment had not been made and whether or not Bank is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.

13.        Stay of Acceleration.  In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, upon the insolvency, bankruptcy or reorganization of the Borrower or entity, or otherwise, all such amounts shall nonetheless be payable by Guarantor immediately upon demand by the Bank.

14.        Assignment; Amendment.  This Guaranty shall (a) bind Guarantor and its successors and assigns, provided that Guarantor may not assign its rights or obligations under this Guaranty without the prior written consent of the Bank (and any attempted assignment without such consent shall be void), and (b) inure to the benefit of the Bank and their successors and assigns and the Bank may, without notice to Guarantor and without affecting Guarantor’s obligations hereunder, assign or sell participations in the Guaranteed Obligations and this Guaranty, in whole or in part.  No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by the Bank and Guarantor.

Unconditional Guaranty

Exhibit 10.2

15.        No Waiver; Enforceability.  No failure by the Bank to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity.  The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein.

16.        Governing Laws; Jurisdiction.  This Guaranty shall be governed by the laws of the State of New York.  Guarantor hereby irrevocably (a) submits to the non-exclusive jurisdiction of any United States Federal or State court sitting in New York City in any action or proceeding arising out of or relating to this Guaranty, and (b) waives to the fullest extent permitted by law any defense asserting an inconvenient forum in connection therewith; and to the extent that Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process, Guarantor hereby irrevocably waives such immunity in respect of its obligations under this Guaranty.  Service of process by the Bank in connection with such action or proceeding shall be binding on Guarantor if sent to Guarantor by nationally recognized overnight courier service at Guarantor’s address specified below its signature block on the last page hereof or by if transmitted by facsimile to its facsimile number specified below said signature block.  Guarantor agrees that the Bank may disclose to any prospective purchaser and any purchaser of all or part of the Guaranteed Obligations any and all information in the Bank’s possession concerning Guarantor, this Guaranty and any security or other support for this Guaranty.

17.        Setoff.  If and to the extent any payment is not made when due hereunder, the Bank shall, to the extent provided and in accordance with applicable law, have the right to apply without prior notice the amounts on deposit or standing to the credit of any of the accounts of Guarantor with the Bank at any of its branches in reduction of Guarantor’s obligations hereunder, whether or not the Bank has demanded payment, and notwithstanding that such obligations may be unmatured.

18.        Transfer Risk Indemnity.     (a)  If the Bank receives an amount in the PRC in a currency other than the Payment Currency, or if due to the unavailability of foreign exchange in the PRC or restrictions on convertibility or transferability, the Bank is not able to convert or transfer funds received from the Borrower in the PRC to an account of its choosing outside the PRC, Guarantor agrees that it shall be liable under this Guaranty for any shortfall between the amount of the Payment Currency and the amount that the Bank, in the ordinary course of business, is able to purchase at prevailing exchange rates of the other currency received.

(b)         In addition, Guarantor will indemnify the Bank against any costs and expenses in making any such purchase. If for any reason related to exchange control or restrictions applicable to the conversion, transferability or payment of a particular currency or otherwise, Guarantor is not able to make payment in the Payment Currency, or the Bank is not able to convert or transfer funds received from the Borrower in the PRC to an account of its choosing outside the PRC, Guarantor agrees that the Bank may make a demand against Guarantor for payment under this Guaranty and Guarantor shall upon such demand make payment in the full amount of the Guaranteed Obligations outstanding in an alternative currency acceptable to the Bank (the “Alternative Currency”).  The exchange rate for calculation of all amounts payable by Guarantor in any Alternative Currency shall be determined by the Bank at the time payment is made by the Guarantor.

Unconditional Guaranty

Exhibit 10.2

19.        Country Risk.   The liability of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of the occurrence of the following events (each, a “Country Risk Event”):  (i)(A) any event (including an event that occurs as a result of the enactment, promulgation, execution, ratification, interpretation, application of, or any change in or amendment to, any law, rule, or regulation by any Governmental Authority) that makes it impossible or illegal for the Borrower or any other person to (x) convert United States dollars into Renminbi in the jurisdiction of the Borrower or other person through customary legal channels in accordance with normal and customary commercial practice or to effect currency transactions on terms as favorable as those available to residents of PRC, or (y) transfer any funds (1) from accounts outside PRC to accounts inside PRC or (2) between accounts inside PRC or to a party that is a non-resident of PRC, or (B) the imposition of any incremental tax or charge that could amount to an event described in clause (A) above; (ii) a declaration of a banking moratorium, the declaration of capital and/or currency controls, or any suspension of payments by banks in PRC or the imposition by any Governmental Authority of any moratorium on, the rescheduling of, or approval of, the payment of any indebtedness in PRC; (iii) any expropriation, confiscation, nationalization, requisition or any other action by any Governmental Authority, including any arbitrary or discriminatory imposition of taxes or other regulatory requirements and any other arbitrary or discriminatory act or omission or series of such actions or omissions authorized, ratified, permitted or condoned by the Governmental Authority (including but not limited to changes in the regulations of, or the making of any official statement by, any Governmental Authority) having the effect of expropriation, confiscation, nationalization or requisition, which directly or indirectly deprives the Borrower or any subsidiary of the Borrower in PRC of its ownership or benefit of all or a substantial portion of its assets; (iv) any calamity, crisis, act of God, outbreak or escalation of hostilities, war (whether or not declared), police action, insurrection,  civil commotion, mass labor unrest, student protests, revolution, hostile act by national or international armed forces, nuclear attack, release of nuclear material, civil strife, terrorism, sabotage, other violent acts undertaken with the primary intent of achieving a political objective or other similar events in which PRC or the United States is involved, directly or indirectly, which have substantially the same effects as the events described in clauses (i), (ii) or (iii) above; or (v) any general disruption, including, without limitation, disruption caused by the failure of any computer, data processing equipment or media, microchip, operating systems, microprocessors (computer chip), integrated circuit or similar device or any computer software that results in (x) loss of data or (y) the inability to capture, save, retain or correctly operate, manipulate, interpret or process any data or information or command or instruction in bank payment and clearing systems or the occurrence of other events not specified in clauses (i) through (iv) above in PRC or the United States. For purposes of this Section, “Governmental Authority” means the Government of the United States or any other nation, or of any political subdivision thereof or any other agency, authority, public sector instrumentality, regulatory body, court, central bank, group or other organization asserting governmental, military, political, financial, taxing, regulatory, administrative or executive powers or functions of any kind, whether or not such authority is recognized as a de facto or de jure government.  The Guarantor hereby agrees to indemnify Bank on demand against any and all costs, liabilities and losses due to such Country Risk Event.

20.        Judgment Currency.    Any payment by the Guarantor under this Guaranty to the Bank in an Alternative Currency shall be on account of an amount payable hereunder in the Payment Currency and shall constitute a discharge of the Guarantor’s obligations under this Guaranty but only to the extent of the amount of Payment Currency which the Bank is able to purchase in the Alternative Currency with the amount so received by it, and the Guarantor hereby indemnifies the Bank from and against, and the Bank shall have an additional legal claim for, the full amount of any shortfall or deficiency to the Bank between the amount of the Payment Currency that the Bank is so able to purchase and the amount of the Payment Currency originally due to it, as well as for all other losses and costs incurred by the Bank in connection therewith.  All amounts due hereunder shall be payable on demand.

21.        Other Guarantees.  Unless otherwise agreed by the Bank and Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by Guarantor for the benefit of the Bank or any term or provision thereof.

Unconditional Guaranty

Exhibit 10.2

22.            Expenses. Guarantor shall pay on demand all costs and expenses (including, without limitation, reasonable attorneys’ fees and any and all costs and expenses arising out of the unwinding of any swap or other derivative product arrangement used to provide any financial accommodation and any other related costs and expenses paid or incurred by the Bank in connection therewith) incurred in connection with this Guaranty, including, without limitation, the enforcement or protection of the Bank’s rights under this Guaranty, including any incurred in the preservation, protection or enforcement of any rights of the Bank in any case commenced by or against Guarantor under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute.  The obligations of Guarantor under the preceding sentence shall survive termination of this Guaranty.

23.            WAIVER OF JURY TRIAL; FINAL AGREEMENT.  TO THE EXTENT ALLOWED BY APPLICABLE LAW, GUARANTOR AND THE BANK, BY ITS ACCEPTANCE OF THIS GUARANTY, EACH WAIVE TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING ON OR ARISING OUT OF THIS GUARANTY.  THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

24.            Notices.   All notices and communications shall sent be to the following addresses or such other address as the parties may, from time to time furnish to each other in writing: (i) if to Guarantor:  400 Calgon Carbon Drive, Pittsburgh, PA 15205, Attention: Stevan R. Schott, Senior Vice President and Chief Financial Officer, tele 412.787-6792, fax: 412.787.4511; and (ii) if to the Bank: The Bank of Tokyo-Mitsubishi UFJ, Ltd., 1251 Avenue of the Americas, New York, New York 10020, Attention: Nenter Chow, U.S. Corporate Banking, tele: 212-782-5986, fax: 212-782-6445.

[Signature Page Follows]

Unconditional Guaranty

Executed the date first stated above.

GUARANTOR:

CALGON CARBON CORPORATION

By:	/s/ Richard D. Rose
	Name:	Richard D. Rose
	Title:	Senior Vice President, General Counsel
and Secretary

Address: 400 Calgon Carbon Drive Pittsburgh, PA 15205 USA Facsimile No.: (412) 787-4511

Signature Page to Unconditional Guaranty